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                                                                       Exhibit A

                                                                  [LOGO] HEWLETT
                                                                         PACKARD

October 21, 1999

Mr. David T. Giddings
Diametrics Medical, Inc.
2658 Patton Road
St. Paul, MN 55113-1136

Re: Realignment of Hewlett-Packard Company

Dear Mr. Giddings:

Hewlett-Packard Company ("HP") wishes to notify you that it plans for a strategic realignment of its businesses to create two independent companies (the "Realignment"). The Realignment will be accomplished by operating HP's measurement businesses as a new company ("Agilent Technologies") to be owned by stockholders of the Company and, potentially, by other investors. Agilent Technologies will be comprised of HP's Test and Measurement Organization, Medical Products Group, Semiconductor Products Group, and Chemical Analysis Group, which had combined revenues of approximately $8 billion in 1998. Agilent Technologies will continue to design, manufacture and sell computers, equipment, systems and services for use in a variety of applications.

The Common Stock Purchase Agreement entered into by Diametrics Medical, Inc. and HP dated June 6, 1999 (the "Agreement") will remain with Agilent Technologies, which looks forward to continuing to conduct business with you under the Agreement. We ask that you indicate your receipt of this letter by signing in the space indicated below and returning it to me by fax at (978) 683-5323 no later than October 15, 1999, and returning your original signed letter in the enclosed envelope at your earliest convenience. Your signature below will also constitute a waiver of any notice period that may be required by the Agreement.

Please call me at (978) 659-4729 if you have any questions concerning this letter or the Realignment. Thank you for your cooperation in this matter.

Very truly yours,

HEWLETT-PACKARD COMPANY


By: /s/ Reed Malleck
   --------------------------------
    Reed Malleck
Controller, Patient Monitoring Division

cc:  Dorsey and Whitney
     Attn:  Kenneth L. Cutler
     220 S. 6th Street
     Minneapolis, MN 55402-1498
Enclosure
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UNDERSTOOD AND AGREED:

By: /s/ David T. Giddings
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Title:  CEO
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Date:   10/30/99
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